UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Phoenix Footwear Group, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

PHOENIX FOOTWEAR GROUP, INC.

To All Phoenix Footwear Group, Inc. Stockholders:

The Annual Meeting of Stockholders of Phoenix Footwear Group, Inc. (“Phoenix Footwear” or the “Company”) will be held at Company headquarters, 5840 El Camino Real, Suite 106, Carlsbad, California 92008 on Thursday, May 31, 2007, at 9:00 A.M., for the following purposes:

1.	To elect nine persons to the Board of Directors of the Company.

2.	To transact such other business as may properly come before the meeting.

The Board of Directors recommends that you vote in favor of Proposal 1 which is discussed in detail in the proxy statement appearing on the following pages.

Stockholders of record as of the close of business on April 20, 2007, are entitled to notice of and to vote at the meeting and at any adjournment thereof.

April 27, 2007	By order of the Board of Directors

/s/ KENNETH E. WOLF
KENNETH E. WOLF,
Secretary

A form of proxy and a return envelope are enclosed for the use of Stockholders. It is requested that you fill in, date and sign the enclosed proxy and return it in the enclosed envelope even if you plan to attend the meeting in Carlsbad, California on May 31, 2007.

PHOENIX FOOTWEAR GROUP, INC.

PROXY STATEMENT

PHOENIX FOOTWEAR GROUP, INC.

5840 El Camino Real, Suite 106

Carlsbad, California 92008

PROXY STATEMENT

For The Annual Meeting Of Stockholders

To Be Held May 31, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Phoenix Footwear Group, Inc., a corporation organized under the laws of the State of Delaware (the “Company” or “Phoenix Footwear”), for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 31, 2007, at 9:00 A.M. at Company headquarters, 5840 El Camino Real, Suite 106, Carlsbad, California 92008, together with any and all adjournments thereof. This Proxy Statement, Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities Exchange Commission (the “SEC”) and the enclosed proxy will first be sent or given to stockholders on or about April 30, 2007. You may also obtain a copy of the Company’s Annual Report on Form 10-K without charge upon written request submitted to Phoenix Footwear Group, Inc., c/o Kenneth E. Wolf, Chief Financial Officer, Treasurer and Secretary, 5840 El Camino Real, Suite 106, Carlsbad, California 92008 or, without charge, at the SEC’s Internet site (http://www.sec.gov).

SOLICITATION AND VOTING

The close of business on April 20, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment. Each stockholder shall be entitled to one vote for each share held of record in his or her name on that date. The Company had outstanding on the record date 8,363,158 shares of common stock, $.01 par value per share, being the only class of stock of the Company issued and outstanding and entitled to vote at the meeting.

The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company, which has designated the nominees for directors listed below. A stockholder giving such proxy has the right to revoke it at the meeting or at any time prior thereto. A stockholder may revoke such proxy by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary. All shares represented by proxies in the form enclosed herewith will be voted at the meeting and at any adjournments in accordance with the terms of such proxies, provided such proxies appear to be valid and to have been executed by stockholders of record entitled to vote at the meeting and have not previously been revoked. If no contrary instructions are given, the persons named in the proxy will vote FOR the nine nominees described on the following pages.

As of the date of this Proxy Statement, the Board of Directors does not know of any matters not specifically referred to in this Proxy Statement which may come before the meeting. The deadline under Phoenix Footwear’s By-Laws for stockholders to notify the Company of any director nominations or proposals to be presented at the Annual Meeting has passed. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies, as they shall decide.

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxy. The By-Laws of the Company provide that a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy at the meeting, constitutes a quorum. Directors will be elected at the Annual Meeting by a plurality of the votes cast. Accordingly, the nine nominees receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors. A majority of the votes cast at a meeting at which a quorum is present is required in order to approve any other matter submitted to a vote of the stockholders, except in the case where the vote of a greater number of shares is required by law or under the Certificate of Incorporation or Bylaws.

Abstentions may not be specified on the proposal relating to the election of directors. Shares which abstain from voting on any other matter which is properly presented shall be included for purposes of determining the presence of a quorum, but shall be excluded in tabulating votes cast for or against any proposal to which the abstention pertains.

Votes that are withheld with respect to any proposal will be excluded entirely from the vote taken for the proposal and will not be counted as present for purposes of the vote on such matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum.

All costs of preparing, assembling and mailing the enclosed proxy material, and any additional material which may hereafter be sent in connection with the solicitation and collection of the enclosed proxy, will be paid by the Company and no part will be paid directly or indirectly by any other person. Solicitation of proxies may be made by personal interview, mail, telephone or telecopier by officers and regular employees of the Company but no additional compensation will be paid them for the time so employed.

PROPOSAL 1—ELECTION OF DIRECTORS

The size of the Board of Directors is set at nine directors. The Board of Directors has nominated the nine persons listed below to be elected to the Board of Directors at the Annual Meeting. The Nominating and Governance Committee has recommended to the Board of Directors each of the nine nominees. The proxies given for the Annual Meeting may not be voted for more than nine directors. If elected, each nominee will hold office until the Annual Meeting to be held in 2008, and until his or her successor has been duly elected and qualified.

The Board of Directors has affirmatively determined that Messrs. DePerrior, Gunst, Harden, Kratzer, Port and Robbins, constituting a majority of the nominees, are independent, as defined in the corporate governance rules of the American Stock Exchange.

The following biographies set forth certain information with respect to the nominees for election as directors of the Company, none of whom is related to any other nominee or executive officer. All of the nominees currently serve on the Board of Directors.

JAMES R. RIEDMAN, Age: 47.

James R. Riedman has been on our Board of Directors since 1993 and has been Chairman of our Board of Directors since 1996. He served as our Chief Executive Officer from 1996 to June 2004 and as interim Chief Executive Officer from May 2006 to April 2007. Mr. Riedman is the President and a director of Riedman Corporation, a holding company that, until January 2000, included a commercial insurance agency that obtained property and casualty insurance coverage for us. Mr. Riedman is also a director of Harris Interactive Inc., a leading market research firm (NASDQ:HPOL).

CATHY B. TAYLOR, Age: 51.

Cathy B. Taylor, President and Chief Executive Officer, was elected to our Board of Directors effective April 23, 2007, in connection with her appointment as President and Chief Executive Officer. Prior to her election, she was a consultant to the Company from August 2006, in connection with our Tommy Bahama and H.S. Trask product lines, through the firm she founded in 2005, CBT Brand Consulting. From 2004 to 2005, she was a managing director of Herbert Mines Associates, an executive search firm, where she focused on the luxury products market. From 2001 to 2003, Ms. Taylor served as President & CEO of Wenger North America, the maker of the ‘Genuine Swiss Army Knife,’ where she led the company, upon recruitment by its Board of Directors, following its LBO. From 1999 to 2000, she served as CEO of Vivre, Inc., a luxury catalog and internet retailer. Prior to that, while with Cole Haan, and Nike, Inc., following its acquisition of Cole Haan, she held a series of positions including Vice President of Retail, Executive Vice President, and President & Chief Executive Officer of Cole Haan (a division of Nike, Inc.). In these roles she developed and implemented global branding, marketing, sourcing and sales strategies.

STEVEN M. DEPERRIOR, Age: 48.

Steven M. DePerrior has been on our Board of Directors since 1996. For more than the past five years, Mr. DePerrior has been employed with First Niagara Business Consulting (formerly the Burke Group), an employee benefits administration and compensation consulting firm which provides services to us, as a record keeper. From 1997 until its sale in 2001, Mr. DePerrior was a principal in the Burke Group.

ROBERT A. GUNST Age: 59.

Robert A. Gunst has been on our Board of Directors since August 2006. Mr. Gunst is currently the Chairman of the Board of Natus Medical Incorporated (NASDQ: BABY) and a member of the Dean’s Advisory Council of the Graduate School of Management at the University of California, Davis. Mr. Gunst has also served as a member of the board of directors of PortalPlayer, Inc.(2005-2007), AmNet Mortgage, Inc. (NASDQ: AMNT) (2004-2005), and

Chairman of the Board of Garden Fresh Restaurants Corporation (1996-2004). Mr. Gunst was the President and CEO of The Good Guys, Inc. (1990-1999), a consumer electronics retailer.

GREGORY M. HARDEN, Age: 51.

Gregory M. Harden has been on our Board of Directors since 1996. For more than the past five years he has served as President and Chief Executive Officer of Harden Furniture Co., Inc., a furniture manufacturer.

JOHN C. KRATZER, Age: 44.

John C. Kratzer was elected to our Board of Directors in November 2003. He has been President and Chief Executive Officer of JMI Realty, Inc., a vertically-integrated private real estate investment and development company based in San Diego, California, since 1998. Prior to that (from 1995 to 1997), he was founder and Chief Operating Officer of Homegate Hospitality, Inc., a publicly traded company that ultimately merged with Prime Hospitality (NYSE: PDQ), where he directed operations for the development and construction of hotel properties.

WILHELM PFANDER, Age: 69.

Wilhelm Pfander has been a director of our company since April 2000 and was Senior Vice President—Sourcing and Development from February 2000 until his retirement in July 2006. For more than five years prior to that, he was Vice President—Manufacturing and Product Development at Penobscot Shoe Company which we acquired in 2000.

FREDERICK R. PORT, Age: 66.

Frederick R. Port has served on our Board of Directors since May 2004. Mr. Port mentors startup and maturing companies, global and domestic, with emphasis on strategy, transition management, acquisition and integration, and executive organization and recruiting. From 1995 to 2000, he served as a director of Callaway Golf (NYSE:ELY ) and as President of Callaway Golf International. Prior to that (from 1993 to 1995) he was Managing Director of Korn/ Ferry International and President (from 1987 to 1992) of the Owl Companies, a private multiple-industry holding company.

JOHN M. ROBBINS, Age: 59.

John M. Robbins has served on our Board of Directors since May 2004. Mr. Robbins is Chairman and Chief Executive Officer of American Mortgage Network, which he founded in 1997. Formerly (from 1983 to 1994), Mr. Robbins was Chairman and Chief Executive Officer of American Residential Mortgage (NASDQ:AMRS), one of the nation’s largest mortgage banking firms prior to its sale to Chase Manhattan Bank in 1994. Mr. Robbins is Treasurer and a Trustee of the University of San Diego and Chairman Elect of the Mortgage Bankers Association.

A stockholder using the enclosed form of proxy may authorize the persons named in the proxy to vote for all or any of the above named nominees or may withhold from said persons authority to vote for all or any of such nominees. The Board of Directors unanimously recommends a vote FOR each of the nine nominees named above. If, for any reason, any of the nominees named above should not be available for election as contemplated, it is the intention of the persons named in the proxy to vote for such other person or persons, if any, as the Board of Directors may recommend. The Board of Directors has no reason to believe any nominees will be unavailable.

Executive Officers

In addition to Mr. Riedman and Ms. Taylor, who are also directors, the Company’s executive officers are as follows:

Kenneth E. Wolf—Chief Financial Officer, Treasurer and Secretary. Prior to joining the Company on February 1, 2003, Mr. Wolf was employed as Senior Vice President, Finance & Controller of Callaway Golf Company (NYSE:ELY) where he worked for nine years. Mr. Wolf is 46 years of age and a certified public accountant.

Sivaprasad Reddy—Executive-Vice President, Sourcing. Prior to joining the Company on March 8, 2006, Mr. Reddy was employed as President of K-Swiss International where he worked for ten years. Prior to K-Swiss, Mr. Reddy was employed by Freeman Shoe Company as President and CEO. Before Freeman Shoe, Mr. Reddy was employed by Wolverine Worldwide for fifteen years in a variety of senior leadership positions, with his last role as Vice President of Operations. Mr. Reddy is 60 years of age.

CORPORATE GOVERNANCE

The Board of Directors held nine meetings during 2006. Each of the incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and any committee on which he served. The Company has no policy regarding the attendance of directors at annual stockholder meetings. At the 2006 annual meeting of stockholders, seven of the incumbent directors attended the meeting.

The Board has an Executive Committee whose function is to act when the full Board of Directors is unavailable. It has the authority of the Board in the management of the business and affairs of the Company, except those powers that cannot be delegated by the Board of Directors by law. Messrs. Riedman, Harden and DePerrior are members of the Committee. The Executive Committee did not meet in 2006.

The Board Compensation Committee oversees and administers the Company’s compensation program for its executive officers and directors. The Compensation Committee bases its decisions on both individual performance and the Company’s financial results. All compensation decisions are made solely by the Compensation Committee; however, the Compensation Committee may consult with the Chairman of the Board and the Company’s Chief Executive Officer as part of its decision making process when examining their respective compensation packages. However, the Chief Executive Officer, as required by the AMEX, may not be present during voting or deliberations as to his or her compensation. The members of the Compensation Committee are Messrs. Kratzer, DePerrior and Port, each of whom is independent as defined in AMEX listing standards. The Compensation Committee met four times during 2006. The Compensation Committee has a charter, a current copy of which is available at the Company’s website, www.phoenixfootwear.com.

The Board has a Retirement Plan Committee to administer its Retirement Savings Partnership Plan, or 401(k) Plan. Messrs. Riedman and DePerrior are members of the Committee, which met two times during 2006.

The Board has a Nominating and Governance Committee whose function is to make recommendations to the Board in identifying individuals qualified to become Board members and to recommend to the Board nominees for election to the Board; to assist the Board in establishing and implementing an effective corporate governance policy; to recommend appropriate committee charters; to lead the Board in its annual review of the Board’s performance, and to recommend to the Board director nominees for each committee. Messrs. Kratzer, Harden and Robbins are members of the Committee, each of whom is independent as defined in AMEX listing standards. A current copy of the Nominating and Governance Committee Charter is posted at the Company’s website, www.phoenixfootwear.com.

The Nominating and Governance Committee met once during 2006 and acted by written consent. The Committee recommended to the Company’s Board of Directors, the nominees for director at the Annual Meeting.

The Committee believes that persons nominated to serve as a director should possess certain minimum qualifications including, integrity, absence of conflicts of interest, demonstrated achievement in one or more fields, management or policy-making experience, business understanding and available time. These are only threshold criteria, however, and the Committee may also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based on the totality of the candidate’s credentials, experience and expertise, the composition of the board at the time, and other relevant circumstances. The Committee may also approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company. Generally, the Committee will first consider current Board members because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. Before nominating a sitting director for re-election at the Annual Meeting, however, the Committee will consider the director’s performance on the Board.

When seeking candidates for director, the Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation and considering the candidate suitable, the Committee will interview the candidate and will ask the candidate to meet with other directors and management. If the Committee believes the candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Nominating and Governance Committee will consider director candidates recommended by stockholders who comply with the timing, procedures and information requirements of Section 1.11 of the Company’s By-laws, the text of which is set forth in Appendix A to this Proxy Statement. Stockholder nominees that meet the criteria outlined above will receive the same consideration that the Committee’s nominees receive.

The Board also has an Audit Committee whose function is providing oversight of the Company’s accounting and financial reporting functions and internal controls, retaining the Company’s independent registered public accountants, reviewing their independence, reviewing and pre-approving any non-audit services that they may perform, reviewing the adequacy of accounting and financial controls, reviewing the Company’s critical accounting policies and reviewing and approving any related party transactions. Committee members at the end of 2006 were Messrs. Harden, Gunst, Robbins and Port, each of whom was determined by the Board to be independent as defined in AMEX listing standards. A current copy of the Audit Committee Charter is posted on the Company’s website, www.phoenixfootwear.com. The Audit Committee met ten times during 2006.

The Board has designated both Gregory Harden, Chairman of the Audit Committee, and Robert Gunst, as audit committee financial experts. However, as specified by the SEC, such designation does not impose on them any duties, obligations or liabilities that are greater than the duties, obligations and liability imposed on them as members of the Audit Committee and the Board of Directors in the absence of such designation; nor does it affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

The Company has adopted policies on ethical behavior (“Code of Ethics”), a copy of which is provided on the Company’s web site, www.phoenixfootwear.com . The Code of Ethics applies to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Communications With Directors

Stockholders who wish to communicate with the Board or any individual director can write to:

Phoenix Footwear Group, Inc.

Board Administration

5840 El Camino Real, Suite 106

Carlsbad, California 92008

The letter should indicate that the sender is a stockholder. Depending on the subject matter, Management will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the matter directly (as where information about the Company or its stock is requested); or

•	not forward the letter if it is primarily commercial in nature or relates to an improper or irrelevant topic.

A summary of all communications that were received since the last meeting and were not forwarded will be presented at each Board meeting along with any specific communication requested by a director.

Compensation Committee Interlocks and Insider Participation

As of the date of this Proxy Statement, the members of the Compensation Committee consisted of Messrs. DePerrior, Kratzer and Port, none of whom was an officer or employee of the Company or any of its subsidiaries during fiscal year 2006 or is a former officer or employee of the Company or any of its subsidiaries. None of our executive serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock by each beneficial owner known by the Company to own more than 5% of the Common Stock, each current director, each nominee for director, each person who is a named executive officer in the Summary Compensation Table, below, and all current directors, nominees for director and executive officers of the Company as a group, as of March 30, 2007, including shares which underlying options which can be exercised within 60 days. Except as indicated below, and subject to applicable community property laws, each owner has sole voting and sole investment power with respect to the stock listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)	Percent of Class
Executive Officers and Directors
James R. Riedman(4)	2,694,465	32.2%
Cathy B. Taylor	—	—
Kenneth E. Wolf(5)	139,436	1.7%
Sivaprasad Reddy	35,500	*
Steven M. DePerrior(6)	525,902	6.3%
Robert A. Gunst	5,000	*
Gregory M. Harden(7)	64,798	*
John C. Kratzer	40,000	*
Frederick R. Port(8)	30,700	*
John M. Robbins(9)	34,300	*
Wilhelm Pfander	30,006	*
All current directors and executive officers as a group (11 persons)	3,113,781	33.7%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)	Percent of Class
Beneficial Owners of 5% or more
Heartland Advisors, Inc./William J. Nasgovitz(10)	945,400	11.3%
Riedman Corporation(11)	632,710	7.6%
Retirement Committee of the Phoenix Footwear Group, Inc. Retirement Savings Partnership Plan (12)	472,004	5.6%
Wedbush, Inc. and Wedbush Morgan Securities(13)	485,500	5.8%
Dimensional Fund Advisors, Inc.(14)	587,920	7.0%

*	Less than 1% of our outstanding Common Stock.
(1)	Unless otherwise noted, each person has sole voting and dispositive power with respect to all shares of Common Stock beneficially owned.
(2)	Includes shares issuable upon the exercise of outstanding stock options as follows:

James R. Riedman	332,306
Kenneth E. Wolf	100,000
Steven M. DePerrior	52,898
Gregory M. Harden	52,898
John C. Kratzer	40,000
Frederick R. Port	30,000
John M. Robbins	30,000
All current directors and executive officers as a group (11 persons)	638,102
Riedman Corporation	250,000

(3)	Includes the following shares held in such person’s account under our 401(k) Plan over which, by the terms of the plan, each has investment control, but not voting control:

James R. Riedman	15,732
Kenneth E. Wolf	14,516
Wilhelm Pfander	20,006
Sivaprasad Reddy	1,200

(4)

Includes the following shares of which Mr. Riedman disclaims beneficial ownership: shares beneficially owned by Riedman Corporation, of which Mr. Riedman is President and director and a shareholder, shares owned by his children; shares held by an affiliated entity; and 456,272 shares held by our 401(k) Plan, not including those shares allocated to his account. Mr. Riedman is a member of our Board of Directors’ retirement plan committee, which serves as fiduciary for the 401(k) Plan, and through that committee he shares voting control over such shares, and shares investment control over shares not yet allocated to plan participants.

(5)	Includes 920 shares owned by family members, as to which Mr. Wolf disclaims beneficial ownership.
(6)

Includes 472,004 shares held by our 401(k) Plan. Mr. DePerrior is a member of our Board of Directors’ retirement committee, which serves as fiduciary for the 401(k) Plan, and through that committee he shares voting control over such shares, and shares investment control over shares not yet allocated to plan participants.

(7)	Includes 2,900 shares held by the David E. Harden Family Trust dated December 2, 1992, of which Mr. Harden serves as trustee.
(8)	Shares held by the Frederick and Linda Port Family Trust dated February 23, 2000, of which Mr. Port serves as trustee.
(9)	Includes 23,500 shares held by the Robbins Family Trust dated June 1987, of which Mr. Robbins and his wife are co-trustees.
(10)

Based solely on a Schedule 13G, dated December 31, 2006, jointly filed with the SEC by Heartland Advisors, Inc. and its president and principal stockholder, William J. Nasgovitz, 789 North Water Street, Milwaukee, Wisconsin, Heartland Advisors, Inc. is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and has acquired all 945,400 shares on behalf of its investment advisor clients and has investment discretion and voting authority granted by certain clients which may be revoked at any time. According to the Schedule 13G, the Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, owns 763,900 shares and the remaining shares are owned by various other accounts managed by Heartland Advisors. Heartland Advisors and Mr. Nasgovitz specifically disclaimed beneficial ownership of any shares reported on the schedule 13G.

(11)	The principal business address for Riedman Corporation is 45 East Avenue, Rochester, New York 14604.
(12)

The members of our Board of Directors’ retirement committee, which serves as fiduciary for our 401(k) plan, share voting control over these shares, and share investment control over shares not yet allocated to plan participants. The plan’s mailing address is c/o Phoenix Footwear Group, Inc., 5840 El Camino Real, Suite 106, Carlsbad, California 92008.

(13)

Based solely on a Schedule 13G dated December 31, 2006, Wedbush, Inc., and Wedbush Morgan Securities, Inc., 1000 Wilshire Boulevard, Los Angeles, California 90017, are the beneficial owners of 485,500 shares, over which they have shared voting and dispositive power.

(14)

Based solely on a Schedule 13G dated December 31, 2006, Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, is the beneficial owner of 587,920 shares, over which it has sole voting and dispositive power. Dimensional Fund Advisors, Inc. is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Dimensional Fund Advisors disclaimed beneficial ownership of the shares in the Schedule 13G.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who hold more than 10% of its Common Stock to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of Common Stock. Officers, directors and greater-than-10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, with respect to its 2006 fiscal year, all filing requirements applicable to the Company’s officers, directors and greater-than-10% stockholders were complied with.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors is empowered to review and approve the annual compensation for our executive officers and brand managers. The following discussion and analysis describes our compensation philosophy and policies as applied to our Chairman, Chief Executive Officer, Chief Financial Officer and Executive Vice-President, Sourcing. They are also referred to in this Proxy Statement as the “named executive officers.”

Our business strategy is focused on building value within our existing portfolio of brands through investments in key personnel, product development and operating process improvements and expanding the distribution of our products. This includes attracting, retaining and motivating qualified personnel well versed in the operating disciplines of the footwear, apparel and accessories business. As a result, our Compensation Committee views compensation as an important component of implementing our corporate strategy.

Board Process. The Compensation Committee approves all compensation and equity-based awards to named executive officers. Generally, on its own initiative the Compensation Committee reviews the performance and compensation of the named executive officers following discussions with those individuals. For the other management-level employees, the Chairman and Chief Executive Officer make recommendations to the Compensation Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards. With respect to equity compensation awarded to these other management level employees, the Compensation Committee makes deferred stock awards, generally based upon the Company’s compensation philosophy recommendations of the Chairman, and Chief Executive Officer.

General Philosophy. We compensate our senior executives through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. At the senior-most levels, we design the incentive compensation to reward company-wide performance through tying awards primarily to earnings growth, brand development and stock appreciation. At lower levels, we design the incentive compensation to reward the achievement of specific operational goals within areas under the control of the relevant employees, although company-wide performance is also a factor.

Targeted Compensation Levels. In order to ensure a “performance based executive compensation strategy,” our Compensation Committee has established a compensation philosophy which targets market levels of base salaries, market levels of annual incentives once plan is achieved and above market levels of equity grants.

In determining market levels, the committee has worked with Fred W. Cook Consultants, an independent compensation consultant. Through this relationship, it has identified peer group information for companies in our industry and published survey information for companies similar in size in order to ensure consistency with our compensation philosophy. The peer group is comprised of the following companies:

Footwear

R.G Barry Corp.	Kenneth Cole Productions, Inc.	Deckers Outdoor Corporation
LaCrosse Footwear, Inc.	Steven Madden, Ltd.	Rocky Brands, Inc.
Wellco Enterprises, Inc.	The Stride Rite Corporation	Weyco Group, Inc.

Apparel, Accessories and Luxury Goods

Ashworth, Inc.	Cutter & Buck Inc.	Hampshire Group, Ltd.
Isaacs IC & Co.	Jaclyn, Inc.	Nitches, Inc.
	Swank, Inc.	Tandy Brands Accessories, Inc.

Through the use of published survey and peer group data, the Company identified the 50th percentile for each component of compensation and developed compensation recommendations within this approximate range.

Elements of Compensation. Under our compensation structure, we utilize a mix of base salary, bonus and equity compensation for our named executive officers. The elements of compensation are:

Base Salaries. We want to provide our senior management with a level of assured cash compensation in the form of base salary that allows us to attract qualified executives to achieve our short and long term objectives. The factors used in determining executive base salaries include:

I.	The responsibilities for each executive position;
II.	Market levels of salaries for the position;
III.	Past performance and experience of the named executive officers; and
IV.	Our compensation philosophy.

For 2006, the Committee awarded no salary increase for the Chairman or former CEO above the amounts in their respective employment agreements. The CFO received an increase for 2006 of approximately 20.0 percent based on its market assessment to bring his salary more in line with the targeted compensation levels identified by the Committee. Sivaprasad Reddy, Executive Vice-President, Sourcing, joined the Company in March 2006 and his salary was set by the Committee utilizing this method as well.

Annual Incentives. The Compensation Committee may award annual incentives based on individual and Company performance. For named executive officers, in 2005 we established a corporate executive incentive plan. This plan provides non-discretionary bonus incentives based on profitability targets and individual goals and objectives. The amount of the bonus depends on whether the executive meets or exceeds one of three target levels: threshold, target or superior. The profitability target is based upon the Company achieving a certain level of earnings per share for the fiscal year. The individual goals and objectives for each executive are based upon his or her areas of responsibility, including efforts to integrate and consolidate the Company’s acquired brands. The bonuses paid are determined as a percentage of each corporate executive’s annual compensation. The target levels for 2006 were set by the Committee in March 2006. For brand managers, the incentives are based upon the actual net contribution of that division to our operating earnings and specific objectives associated with the brand.

The targeted levels of revenue and net earnings were not met under the named executive officers’ incentive awards plan for 2006. As a result, no bonuses were paid to named executive officers for 2006.

Equity Compensation. We maintain the Amended and Restated 2001 Long-Term Incentive Plan, or 2001 Plan, for providing equity incentive compensation to our officers, directors, employees and consultants. Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. We selected this form because of the favorable accounting and tax treatments and the prevalent use of stock options in our industry. However, beginning in 2006 the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of making performance-based stock awards to employees, particularly members of senior management, and concluded that deferred stock awards would provide a more performance based form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution to shareholders.

The deferred stock awards are “performance based” meaning that in order for the underlying shares to vest, predetermined performance goals must be achieved within the three-year performance period covered by the awards. We will begin recognizing compensation expense for these awards based on the fair market value when vesting becomes probable. Since the cost is not recognized until the time that the awards vest, no compensation cost would be recognized on awards for which employees do not render the requisite service. Additionally, the vesting opportunity would expire if the performance targets are not achieved by the end of the term of the award. This is distinguished from stock option compensation under the 2001 Plan where the cost is recognized over the period during which an employee is required to provide service in exchange for the stock option grant.

For brand managers, the performance criteria for vesting are based upon the achievement of key brand goals which are determined by the Chairman and approved by the Compensation Committee. For named executive officers, the vesting criteria are based upon the achievement of consolidated revenue and earnings goals.

The Committee sets these performance targets based on a number of factors, including benchmarks for revenue and earnings for comparable companies who the Committee believes perform above industry averages, and our past performance. The Committee set these targets at a growth rate with a moderate/high increase over the prior year, to reflect the integration of our recently acquired brands. In determining the number of deferred stock awards to make to each named executive officer, the Committee took into consideration the duties and scope of responsibilities of each executive position.

Employment Agreements and Severance Benefits. We have employment agreements with our Chairman and new Chief Executive Officer, and had an employment agreement with our former chief executive officer. These employment agreements provide terms and conditions defining the employment relationship, including compensation, benefits, severance, change of control and other provisions. The Committee believes that any severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. In such circumstances the Committee has generally looked to approve severance terms which provide for compensation benefits from 12 to 18 months of base salary.

Perquisites and Other Benefits. We have no specific policy on perquisites and other personal benefits awarded to named executive officers. In 2006, we did not provide any perquisites to named executive officers other than an automobile allowance to Mr. Riedman.

Our named executive officers also participate in our benefit plans on the same terms as other employees. These plans include medical and dental insurance, 401(k), life insurance and discounts on our products. Relocation expenses may also be reimbursed but are individually negotiated at the time of hiring.

Impact of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million, unless specified requirements are met. Special rules apply for “performance-based” compensation. The Committee expects that all compensation paid to officers will qualify as a tax deductible expense. The Company has not adopted any formal policy with respect to Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of the Corporation, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 30, 2006.

Respectfully submitted,

The Compensation Committee:

Steven M. DePerrior, Chair

John C. Kratzer

Frederick R. Port

The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Following table discloses compensation received by our named executive officers for the fiscal year ended December 30, 2006:

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	All Other compensation ($) (i)		Total ($) (j)
James R. Riedman (Chairman President and Chief Executive Officer)	2006	$325,000		—	—	—	21,497	(1)(2)	$346,497

Kenneth E. Wolf (CFO, Treasurer and Secretary)	2006	$218,167		—	—	—	14,219	(3)	$232,383

Sivaprasad Reddy (Executive Vice President, Sourcing)	2006	$139,999	(4)	—	—	—	24,480	(5)	$164,475

Richard E. White (Former Chief Executive Officer)(6)	2006	$537,363		—	—	—	2,835		$540,198

(1)

Mr. Riedman was appointed to the position of interim Chief Executive Officer on May 10, 2006, to replace Mr. White following his resignation. On April 23, 2007, the Board of Directors appointed Cathy B. Taylor to the position of President and Chief Executive Officer. Mr. Riedman continues to serve as Chairman of the Board.

(2)

Includes $8,297 as the contribution to Mr. Riedman’s account under the Company’s 401(k) Plan. The value is based on the allocation of 1,885 shares of the Company’s common stock valued at $4.40 per share, the closing market price on the American Stock Exchange on December 29, 2006. Also, includes a $7,200 automobile allowance and $ 6,000 of medical, life and disability insurance premiums the Company paid on his behalf.

(3)

Represents the contribution to Mr. Wolf’s account under the Company’s 401(k) Plan. The value is based on the allocation of 1,868 shares of the Company’s common stock valued at $4.40 per share, the closing market price on the American Stock Exchange on December 29, 2006. Includes $ 6,000 of medical, life and disability insurance premiums the Company paid on his behalf.

(4)

Mr. Reddy was hired in March 2006 under an arrangement to receive an annual salary of $175,000. Upon approval of the Compensation Committee, his annual salary for 2007 may be increased to $185,000. He is also entitled receive relocation expenses of up to $50,000 for moving to the Carlsbad, California vicinity, before December 31, 2007. Under the arrangement, he is also eligible to participate in the Company’s executive bonus plan and receive 20,000 shares under a performance-based deferred stock award. See “Grants of Plan Based Awards,” below.

(5)

Represents the contribution to Mr. Reddy’s account under the Company’s 401(k) Plan. The value is based on the allocation of 1,200 shares of the Company’s common stock valued at $4.40 per share, the closing market price on the American Stock Exchange on December 29, 2006. Includes relocation costs of $14,800 and $4,400 of medical, life and disability insurance premiums the Company paid on his behalf.

(6)

Mr. White resigned as President and Chief Executive Officer and Director on May 10, 2006 and Mr. Riedman, the Company’s Chairman of the Board, was appointed to the position. Under the Severance and Release Agreement entered into in connection with his resignation, Mr. White will receive, among other things (i) his current salary of $500,000 payable monthly through November 30, 2007 and (ii) continued payment by the Company of its share of the premiums for his health, life and disability insurance benefits through November 30, 2007.

Grants of Plan –Based Awards

The following table presents grants of plan-based awards during the fiscal year ended on December 30, 2006 to our named executive officers. These awards are performance based deferred stock awards under our 2001 Plan. The performance-based awards vest, all or none, upon the achievement of Company annual net revenue and before tax net income goals measured on a twelve month trailing basis, generally within three years. The Committee sets these performance targets based on a number of factors, including benchmarks for revenue and earnings for comparable companies who the Committee believes perform above industry averages, and our past performance. The Committee set these targets at a growth rate with a moderate/high increase over the prior year, to reflect the integration of our recently acquired brands. The awards have an exercise price of $0.00 and expire at the end of the term if the performance criteria have not been met.

Name (a)	Grant Date (b)	Estimated Future Payouts under Equity Incentive Awards (1)				All other stock Awards:Number of Shares of stock or units (#) (i)	All Other Options Awards: Number of Securities underlying options (#) (j)	Exercise or Base Price of Options Awards $/sh (k)	Grant Date Fair Value of Stock Awards (1)
		Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
James R. Riedman (Chairman and Chief Executive Officer)	September 28, 2006	—	75,000		—	—	—	—		$0

Kenneth E. Wolf (CFO, Treasurer and Secretary)	September 28, 2006	—	45,000		—	—	—	—		$0

Sivaprasad Reddy (Executive Vice President, Sourcing)	March 8, 2006 December 28, 2006	— —	20,000 25,000	(2)	— —	— —	— —	— —	$ $	0 0

1.	Since the performance-based deferred stock awards cliff vest only when the annual performance criteria have been met, the grant date fair value for these awards under FAS 123R was $0.00.
2.	These performance-based awards vest upon the achievement of sourcing and development objectives by December 31, 2008 for his position approved by the Compensation Committee and the Company exceeding a specific pre-tax earning level.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding outstanding stock option and performance based deferred stock awards as of December 30, 2006 for our named executive officers. The table includes awards under our 1995 Long-Term Incentive Plan and 2001 Plan.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
James R. Riedman (3)	2,898 66,666 10,000 100,000 4,742	— — — — —	— — — — —	$1.725 $3.130 $5.500 $8.910 $8.910	9/6/11 3/1/13 5/10/12 2/5/09 2/5/09	— — — — —	— — — — —	75,000 — — — —	$330,000 — — — —

Kenneth E. Wolf	50,000 50,000	— —	— —	$3.575 $8.100	2/1/13 2/5/14	— —	— —	45,000 —	$198,000 —

Sivaprasad Reddy								45,000	$198,000

(1)

Represents performance-based deferred stock awards under our 2001 Plan. The performance-based awards vest upon the achievement of Company annual net revenue and before tax net income goals measured on a twelve month trailing basis, generally within three years. The awards have an exercise price of $0.00 and expire at the end of the term if the performance criteria have not been met, generally within three years.

(2)	Market value based on closing price of $4.40 for our common stock on the American Stock Exchange on December 29, 2006.
(3)

Does not include options to purchase 398,000 shares of our common stock granted to Mr. Riedman and Riedman Corporation in 1997, 1999 and 2001 at a weighted average exercise price of $2.07 per share in consideration for a 2001 loan made by Mr. Riedman to us, a 1997 loan made by Riedman Corporation to us, and financial guarantees made by Mr. Riedman and Riedman Corporation in connection with our bank financing. These options have all vested and expire between July 2007 and June 2011. These options were granted outside of our 1995 and 2001 Long-Term Incentive Plans.

Option Exercises and Stock Vested

There were no options exercised or performance-based deferred stock awards vested for our named executive officers during the last completed fiscal year.

Pension Benefits.

The Company does not maintain any plans that provide pension benefits primarily at or following retirement for named executive officers. Payments to named executive officers under the Company’s 401(k) Plan are described above under the heading “Summary Compensation Table.”

Nonqualified Deferred Compensation.

The Company does not provide any defined contribution or other plans for named executive officers for the deferral of compensation that is not tax qualified.

Employment Contracts and Potential Payments Upon Termination or Change of Control

The Company and James R. Riedman, our Chairman, are parties to a three-year employment agreement effective January 1, 2004. The agreement provides for an annual base salary of $325,000 and participation in executive bonus plans as may be established. The agreement also provides for confidentiality, employee non-solicitation and customer non-solicitation covenants that extend for one year after the termination of his employment. The agreement renews automatically for one year terms unless either party gives written gives ninety day written notice of their intent not to renew.

Mr. Riedman’s employment may be terminated by us at any time without cause, effective upon one month written notice of termination. In such an event, we are obligated to continue to pay him as severance an amount equal to his salary and benefits (other than incentive compensation amounts) for 18 months, payable under the same terms as provided while he was an employee. If Mr. Riedman was terminated as of December 29, 2006, without cause, he would have been entitled to a payment of $487,500, payable weekly through June 2008, and medical, life and disability benefits, and a car allowance in the total amount of $27,533. “For cause” is defined in the agreement and includes (i) repeated and persistent neglect or refusal to substantially perform his duties other than any such failure resulting from incapacity due to physical or mental illness; (ii) the engaging in criminal conduct; (iii) the commission of a felony, or a misdemeanor which impairs his ability substantially to perform his duties with the Company; (iv) any material misappropriation of funds or intentional material damage to the property or business of the Company; or (v) the material breach of the employment agreement other than as specified above.

The employment agreement also provides that if his employment is terminated by us without cause in connection with a “change of control,” we would be obligated to make a severance payment to him in lieu of other payments under the employment agreement. Additionally, under his performance-based deferred stock award agreement with us, the shares of common stock under the agreement immediately vest in connection with a change in control. If the Company experienced a change in control on December 29, 2006, Mr. Riedman would be entitled to receive 75,000 shares of common stock valued at $330,000 based on the closing stock price of $4.40 per share on the American Stock Exchange on December 29, 2006. Under his employment agreement, the severance payment is reduced in an amount sufficient to render the aggregate of the remaining payments not an “excess parachute payment” as defined in Internal Revenue Code Section 280G. As a result, if Mr. Riedman were also terminated in connection a change in control, he would be entitled to receive a severance payment under his employment agreement in the approximate amount of $128,300. In the event Mr. Riedman waived his rights to the performance shares, he could instead receive a payment of up to 2.99 times his “base amount” compensation, as defined in Code Section 280G, or approximately $971,750. This calculation is an estimate for proxy statement disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analyses.

Messrs. Wolf and Reddy have also entered into performance-based deferred stock award agreements which provide for immediate vesting on a change in control as defined in the agreement. control, each participant immediately vests in the award, unless such acceleration would be inconsistent with Section 162(m) of the Code with respect to a performance-based stock award granted to an executive officer.

If the Company experienced a change in control on December 30, 2006, the named executive officers would be entitled to receive the following number of shares of common stock:

	Shares of Common Stock	Market Value(1)
James R. Riedman	75,000	$330,000
Kenneth E. Wolf	45,000	$198,000
Sivaprasad Reddy	45,000	$198,000

(1)	Based on the closing stock price of $4.40 per share on the American Stock Exchange on December 30, 2006

On May 10, 2006, we entered into a Severance and Release Agreement with our former Chief Executive Officer, Richard White, pursuant to which Mr. White resigned as the President and Chief Executive Officer and a director of the Company. Under the Severance and Release Agreement, Mr. White will receive, among other things (i) his current salary of $500,000 payable monthly, or $41,666, through November 30, 2007 and (ii) continued payment by the Company of its share of the premiums for his health, life and disability insurance benefits through November 30, 2007. Also under the Severance and Release Agreement, Mr. White provided a general release in favor of the Company and its affiliates and waived his right to receive any further award of stock options under his Employment Agreement with the Company dated June 15, 2004. Mr. White is also obligated to (i) comply with certain non-solicitation provisions until May 17, 2006 and (ii) confidentiality and cooperation and non-disparagement requirements for an indefinite period.

We entered into an employment agreement with Cathy Taylor, effective April 23, 2007, in connection with her appointment as Chief Executive Officer. The term of employment is five years which, if not earlier terminated, will renew in successive one-year increments. The annual base salary is $550,000, with increases subject to the sole discretion of the Board of Directors based on performance and salary review. Ms. Taylor is entitled to an annual bonus of up to 120% of annual salary, based on the financial performance targets for six of the Company’s brands: Tommy Bahama, Trotters, SoftWalk and Chambers, Trask and American Red Cross. Ms. Taylor is entitled to moving and temporary livings expenses, as specified in the agreement, paid vacations and medical insurance and other benefits, commensurate with other senior-level executives. Ms. Taylor is entitled to an award of performance-based deferred stock awards under the Company’s 2001 Long Term Incentive Plan, covering up to 420,000 shares of the Company’s common stock. The performance criteria provide for the vesting of these shares based upon the Company and certain of its brands meeting financial performance measures on a trailing 12 month basis and Ms. Taylor implementing organizational development initiatives during her employment term, or, as an alternative, the vesting upon the Company’s stock price closing above $23 per share for 60 consecutive trading days. Ms. Taylor is obligated to abide by non-competition, non-solicitation and confidentiality provisions. She is also entitled to be appointed to our Board of Directors and thereafter nominated annually for continued election to the Board of Directors.

Ms. Taylor’s employment is terminable for any reason by the Company, with or without cause, at any time. Upon termination without cause or at any time by Ms. Taylor for good reason, Ms. Taylor is entitled severance of continued annual salary payments for 18 months for termination prior to April 15, 2008, and 12 months for termination thereafter. She is also entitled to a pro rated portion of any bonus earned, if terminated during the last four months of a fiscal year. Additionally, if the termination is by her with good reason, or by the Company without cause, following a change of control, as defined in the agreement, all unvested performance-based deferred stock awards not previously forfeited vest. Lastly, she is entitled to severance of six months of continued salary payments if either party fails to renew the agreement following the initial five year term, or the successive one year terms thereafter.

COMPENSATION OF DIRECTORS

Each non-employee director received an annual retainer of $27,500 plus an additional $2,500 for each director holding a committee chair position, except for the director holding the audit committee chair who receives an additional $5,000. Directors are eligible to receive awards under our amended and Restated 2001 Long Term Incentive Plan, including stock options and performance-based deferred stock awards. Directors are also reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.

The following table presents compensation earned by each non-employee member of our Board of Directors for 2006.

Directors Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Steven M. DePerrior	$30,000	—	—	—	—	$30,000
Robert A. Gunst	22,917	—	—	—	—	22,917
Georgery M. Harden	32,500	—	—	—	—	32,500
John C. Kratzer	30,000	—	—	—	—	30,000
Frederick R. Port	27,500	—	—	—	—	27,500
John M. Robins	27,500	—	—	—	—	27,500
Wilhelm Pfander (2)	—	—	—	—	—	—

(1)

In 2006, each non-employee director a received a performance-based deferred stock award under our Amended and Restated 2001 Long-Term Incentive Plan covering 5,000 shares of our common stock. The performance-based awards vest upon the achievement of Company annual net revenue and before tax net income goals measured on a twelve month trailing basis, generally within three years. No amount was recognized in 2006 for financial statement reporting purposes in accordance with FAS 123R, because the performance criteria were not met in 2006.

(2)	Wilhelm Pfander retired as an officer of the Company on July 1, 2006 and did not receive any director fees during 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, since January 1, 2006 there have been no transactions or series of transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any director, nominee, executive officer or holder known to us of more than 5% of our Common Stock, or any member of the immediate family of any of them, is a party, directly or indirectly.

We appointed Cathy B. Taylor as Chief Executive Officer, effective April 23, 2007. Prior to that time, from August 2006, she was a consultant to the Company in connection with our Tommy Bahama and H.S. Trask product lines, through the firm she founded in 2005, CBT Brand Consulting. In her role as a consultant, Ms. Taylor worked to help restructure and reposition the Tommy Bahama footwear, H.S. Trask and accessories lines. In consideration for these services, she received $784,000 in fees and expenses under a consulting agreement with the Company. The consulting agreement ended effective April 22, 2007.

Our Board of Directors has adopted a written policy to address related party transactions, upon the recommendation of our Audit Committee. The policy has been adopted to ensure that related party relationships and transactions are properly identified, accounted for and adequately disclosed in our financial statements and publicly-filed reports. Approval by our Board of Directors and Audit Committee is required for any transactions or series of transactions with a related party in the amount of $50,000 or more. Transactions covered by the policy include those with a person defined as a “related person” under Item 404 of Regulation S-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On October 24, 2006, our Audit Committee approved the engagement of Grant Thornton, LLP to be the Company’s independent registered public accounting firm and to audit our financial statements for the fiscal year ended December 29, 2007 and report on the results of their audit. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Deloitte & Touche LLP had been the Company’s independent registered public accounting firm and had audited the Company’s financial statements for the fiscal year ended January 1, 2005. The Company dismissed Deloitte & Touche effective April 8, 2005 as its certifying accountants. The decision to change the Company’s independent auditors was made by the Audit Committee.

Deloitte & Touche’s report on the Company’s financial statements for the fiscal year ended January 1, 2005 was unqualified as to uncertainty, audit scope or accounting principles. There were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during that fiscal year, and in the subsequent interim period through the termination date, which, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement(s) in connection with its report. During the two most recent fiscal years and interim period preceding such dismissal, there were no “reportable events” ( as defined in Regulation S-K, Item 304(a) (1)(v)).

Deloitte & Touche furnished a letter addressed to the SEC dated April 14, 2005 stating that they agreed with the statements made by the Company in its disclosure of the change in accountants. Deloitte & Touche has informed the Company that it does not believe that the statements made in this Proxy Statement by the Company with respect to the change in accountants are incorrect or incomplete. Prior to its engagement as the Company’s independent auditors, Grant Thornton had not been consulted by the Company either with respect to the application of accounting principles to a specific transaction or the type of audit opinion that might be rendered on the Company’s financial statements.

A. Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006. It also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards 61, as amended.

Grant Thornton has provided the Audit Committee with the written disclosures and letter required by Independent Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Grant Thornton, Grant Thornton’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2006 for filing with the SEC.

Respectfully submitted,

The Audit Committee:

Gregory M. Harden, Chair

Robert A. Gunst

Frederick R. Port

John M. Robbins

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

B. Fees for Audit and Other Services

The following table presents fees billed for professional services rendered by Grant Thornton LLP for the fiscal years 2006 and 2005, respectively:

	2006	2005
Audit Fees(1)	$821,000	$461,000
Audit Related Fees(2)	—	17,000
Tax Fees(3)	5,000	125,000

Total Fees	$826,000	$603,000

(1)

Fees for audit services billed in 2006 consisted of an audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and comfort letters, consents and other services related to SEC matters. Fees for audit services billed in 2005 consisted of audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and other services related to SEC matters.

(2)	Audit related fees in 2006 and 2005 represented for due diligence and other related services.

(3)

Tax Fees represent fees billed for professional services rendered by Grant Thornton LLP for tax compliance (including federal, state and local sales and use and property returns), fees for acquisition due diligence and tax examination assistance.

All audit services and fees were pre-approved by the Audit Committee. Additionally, in each instance the Audit Committee considered and pre-approved such non-audit services. The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services to be performed by the independent auditors. Under such policy, all audit services are approved in advance by the Audit Committee itself. No services were approved pursuant to the de minimus exception of the Sarbanes-Oxley Act of 2002.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

A stockholder proposal submitted for inclusion in the proxy and proxy statement relating to the next Annual Meeting of Stockholders of the Company must be received by the Company no later than January 2, 2008. The procedure and timing to be followed and the information to be provided are set forth in Section 1.11 of the Company’s By-laws, the text of which is set forth in Appendix A to this Proxy Statement.

JAMES R. RIEDMAN

Chairman

April 27, 2007

APPENDIX A

PHOENIX FOOTWEAR GROUP, INC.

By-Laws

Section 1.11 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 1.11, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 1.11.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 1.11, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day prior to the first anniversary of the date of the Corporation’s proxy statement released to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 1.11 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

A-1

Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 1.11, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(ii) of this Section 1.11 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(i) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance with this Section 1.11, to declare that such defective proposal or nomination shall be disregarded.

(ii) For purposes of this Section 1.11, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii) Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.11. Nothing in this Section 1.11 shall be deemed to affect any rights of (1) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (2) the holders of any series of Preferred Stock to elect directors under specified circumstances.

A-2

DETACH HERE

PROXY

PHOENIX FOOTWEAR GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS—Thursday, MAY 31, 2007 AT 9:00 A.M.

The undersigned stockholder in Phoenix Footwear Group, Inc. (the “Company”) hereby appoints James R. Riedman, proxy for the undersigned with all the powers the undersigned would possess if personally present, to vote all common stock of the undersigned in the Company at the Annual Meeting of Stockholders of said Company on Thursday, May 31, 2007 and at all adjournments thereof, for the election of nine directors.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,

SEE REVERSE

SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

PHOENIX FOOTWEAR GROUP, INC.

COMPUTER SHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE

☒	Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of eight Directors.

Nominees:	Steven M. DePerrior, Gregory M. Harden, Robert A. Gunst, John C. Kratzer, Wilhelm Pfander, Frederick R. Port, Cathy B. Taylor, James R. Riedman and John M. Robbins

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐	For all nominees except as noted above

PLEASE COMPLETE, SIGN, DATE AND RETURN IN

THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

Signature:	Date:	Signature:	Date: